EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of IVAX Corporation for the registration of $400,000,000 aggregate principal amounts of its 1.5% Convertible Senior Notes due 2024 and 16,743,700 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2004 (except for Note 17, as to which the date is March 3, 2004), with respect to the consolidated financial statements of IVAX Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public
Accountants

Miami, Florida
August 10, 2004